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                                                                       Exhibit 5
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                               August 17, 1999



Geerlings & Wade, Inc.
960 Turnpike Street
Canton, Massachusetts 02021

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 150,000 shares of common stock, $.01 par value (the "Shares"), of Geerlings & Wade, Inc. (the "Company"). The Shares are issuable under the Company's Stock Option Plan, as amended (the "Stock Option Plan").

     We have acted as counsel for the Company in connection with the Stock Option Plan and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion, we have examined copies of the Registration Statement, the Stock Option Plan and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received by the Company therefor in accordance with the terms of the Stock Option Plan, the Shares will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.

                                   Very truly yours,


                                   /s/ Ropes & Gray
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                                   Ropes & Gray